Exhibit 99

[GRAPHIC OMITTED]                                               [OBJECT OMITTED]
                                  NEWS RELEASE

                         CALIFORNIA WATER SERVICE GROUP

             1720 North First Street
             San Jose, CA 95112-4598                              April 28, 2004
                                                           For Immediate Release

Contact:     Richard Nye  (408) 367-8216 (analysts)
             Shannon Dean (310) 257-1435 (media)

                 CAL WATER ANNOUNCES FIRST QUARTER 2004 RESULTS;
               BOARD DECLARES 238TH CONSECUTIVE QUARTERLY DIVIDEND

--------------------------------------------------------------------------------

SAN JOSE, CA - California Water Service Group (NYSE : CWT) today announced net income of $1.4 million or $0.08 per share for the first quarter of 2004, compared to a loss of $0.8 million or $0.05 per share in the first quarter of 2003.
         Revenue for the first quarter increased $8.9 million or 17% to $60.2 million. Rate increases added $7.0 million to revenue and sales to new customers added $1.6 million. Sales to existing customers were slightly higher, increasing $0.3 million over the same period last year.

         According to President and Chief Executive Officer Peter C. Nelson, first quarter 2004 results were favorably impacted by rate increases authorized by the California Public Utilities Commission (CPUC) late in 2003 and the first quarter of 2004 and the addition of customers.

         "We are seeing the impact of rate decisions received last year and this year. While the first quarter is traditionally a low earnings period for us due to weather and its impact on sales, we are pleased with the earnings for the quarter. We will continue to be persistent and diligent in our efforts to secure fair regulatory treatment, because that will be key to our continued success," Nelson said.

         In February, the Company received approval from the CPUC to increase rates in its Stockton District by approximately $0.7 million per year as a result of rate increases by the district's wholesale water supplier; in April, the CPUC approved the Company's General Rate Cases for 4 districts from 2002, which will increase rates by approximately $3.5 million annually.

         Total operating expenses for the first quarter increased 13%, or $6.2 million. Water production costs increased 12%, primarily due to rate increases by wholesale water suppliers in several districts. Other cost increases were payroll, health care, pension, insurance, settlements of property damage claims and income taxes. Depreciation expense increased 13% due to increases in 2003 capital expenditures.

         Maintenance expense declined by 2% for the quarter. Interest expense also declined slightly as a result of refinancing part of the Company's long term debt and lower short-term borrowings. There was no impact from property sales for the first quarter compared to gains of $0.6 million in the first quarter of 2003.

         At their meeting today, Directors declared the 238th consecutive quarterly dividend on common stock in the amount of $0.2825 per share. It is payable on May 21, 2004, to stockholders of record on May 10, 2004. The regular dividend on Series C preferred stock was also declared.

         California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water

Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California, Washington, Hawaii and New Mexico communities. Group's common stock trades on the New York Stock Exchange under the symbol "CWT".

         This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.

         Additional    information   is   available   at   our   Web   site   at
www.calwatergroup.com.

         Attachments (2).

                                       ###

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)                       March 31,    December 31,
                                                              2004           2003
                                                              ----           ----
ASSETS
Utility plant:
         Utility plant                                    $ 1,089,894    $ 1,078,975
         Less accumulated depreciation and amortization       326,361        319,477
                                                          -----------    -----------
                 Net utility plant                            763,533        759,498
                                                          -----------    -----------

Current assets:
         Cash and cash equivalents                              2,086          2,856
         Receivables                                           19,198         23,559
         Unbilled revenue                                       8,115          8,522
         Materials and supplies at average cost                 2,875          2,957
         Taxes and other prepaid expenses                       6,258          5,609
                                                          -----------    -----------
                 Total current assets                          38,532         43,503
                                                          -----------    -----------

Other assets:
         Regulatory assets                                     53,710         53,326
         Other assets                                          18,127         16,708
                                                          -----------    -----------
                 Total other assets                            71,837         70,034
                                                          -----------    -----------
                                                          $   873,902    $   873,035
                                                          ===========    ===========

CAPITALIZATION AND LIABILITIES
Capitalization:
         Common stock, $.01 par value                     $       169    $       169
         Additional paid-in capital                            93,748         93,748
         Retained earnings                                    147,533        150,908
         Accumulated other comprehensive loss                    (301)          (301)
                                                          -----------    -----------
                 Total common stockholders' equity            241,149        244,524
         Preferred stock                                        3,475          3,475
         Long-term debt, less current maturities              272,042        272,226
                                                          -----------    -----------
                 Total capitalization                         516,666        520,225
                                                          -----------    -----------

Current liabilities:
         Current maturities of long-term debt                     904            904
         Short-term borrowings                                  9,800          6,454
         Accounts payable                                      18,264         23,776
         Accrued expenses and other liabilities                36,606         32,430
                                                          -----------    -----------
                 Total current liabilities                     65,574         63,564

Unamortized investment tax credits                              2,925          2,925
Deferred income taxes                                          38,161         38,005
Regulatory and other liabilities                               35,888         35,835
Advances for construction                                     123,372        121,952
Contributions in aid of construction                           91,316         90,529
Commitments and contingencies
                                                          -----------    -----------
                                                          $   873,902    $   873,035
                                                          ===========    ===========

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the three months ended:                                 March 31,  March 31,
                                                              2004       2003
                                                              ----       ----

Operating revenue                                           $ 60,240   $ 51,310
                                                            --------   --------
Operating expenses:
        Operations                                            41,498     37,761
        Maintenance                                            3,181      3,253
        Depreciation and amortization                          6,518      5,760
        Income taxes                                             958       (553)
        Property and other taxes                               2,694      2,465
                                                            --------   --------
              Total operating expenses                        54,849     48,686
                                                            --------   --------

              Net operating income                             5,391      2,624
                                                            --------   --------

Other income and expenses:
              Non-regulated income, net                          550        612
              Gain on sale of non-utility property                 1        552
                                                            --------   --------
                                                                 551      1,164
                                                            --------   --------

              Income before interest expense                   5,942      3,788
                                                            --------   --------

Interest expense:
        Interest Expense                                       4,646      4,856
        Less: Capitalized Interest                               150        300
                                                            --------   --------
              Total interest expense                           4,496      4,556
                                                            --------   --------

Net income (loss)                                           $  1,446   $   (768)
                                                            ========   ========

Earnings per share
        Basic                                               $   0.08   $  (0.05)
                                                            ========   ========
        Diluted                                             $   0.08   $  (0.05)
                                                            ========   ========
Weighted average shares outstanding
        Basic                                                 16,932     15,182
                                                            ========   ========
        Diluted                                               16,953     15,182
                                                            ========   ========
Dividends per share of common stock                         $0.28250   $0.28125
                                                            ========   ========